EXHIBIT 10.14

AWARD NOTICE
UNDER THE FIFTH AMENDED AND RESTATED
ANSYS, INC. 1996 STOCK OPTION AND GRANT PLAN

Name of Participant:
Target Award:
Grant Date of Target Award:
Performance Cycles:     January 1, 2018 to December 31, 2018
                January 1, 2019 to December 31, 2019
January 1, 2020 to December 31, 2020

Pursuant to the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”), ANSYS, Inc., a Delaware corporation, (the “Company”) has selected the Participant named above to be awarded the Target Award specified above, subject to the terms and conditions of the Plan and this Award Notice. Capitalized terms used but not defined in this Award Notice shall have the meaning given such terms in the Plan. A copy of the Plan is attached hereto as Exhibit A.
1.Acceptance of Award. The total number of Restricted Stock Units that may be credited to the Participant (if any) shall be determined by the Company’s performance for the Performance Cycles specified above, as set forth in Section 5 below. One third of the Target Award is eligible to be credited for each Performance Cycle (the “Annual Target”). The actual number of Restricted Stock Units that may be credited could be up to 200% of the Target Award and could also be lower than the Target Award and could be zero.
2.Termination of Employment. Subject to Sections 3 and 5(a) below, a Participant must be employed through the last day of the final Performance Cycle to vest in any of the Restricted Stock Units that may be credited with respect to all three Performance Cycles, and all Restricted Stock Units not yet vested upon the termination of the Participant’s employment with the Company (or a Subsidiary(ies) as applicable) for any reason shall automatically be forfeited as of the date of termination of employment.
3.Transaction. Upon a Transaction, the Award shall be treated as specified in Section 3(c) of the Plan.
4.Issuance of Shares.
(a)    Each Restricted Stock Unit relates to one share of the Company’s Stock. Shares of Stock (if any) shall be issued in settlement of any credited Restricted Stock Units within 74 days after the end of the final Performance Cycle, subject to the Participant’s continued employment with the Company through the last day of the final Performance Cycle. Shares of Stock (if any) shall be delivered to the Participant in accordance with the terms of this Award Notice and of the Plan, upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Participant.

(b)    Until such time as shares of Stock are issued to the Participant pursuant to the terms hereof and of the Plan, the Participant shall have no rights as a stockholder with respect to any shares of Stock underlying the Restricted Stock Units, including but not limited to any voting rights.
5.Determination and Payment of Awards
(a)    The Annual Target shall become credited based on achievement by the Company of the Performance Criteria for the applicable Performance Cycle as set forth in Exhibit B attached hereto (as updated for each Performance Cycle) and incorporated herein by reference, subject to the Participant’s continued employment with the Company through the conclusion of the final Performance Cycle. For purposes of clarity and by way of example: If, during the Performance Cycle ending December 31, 2018, the Participant is credited 75% of the Annual Target for the 2018 Performance Cycle, determined by reference to the Performance Criteria included in Exhibit B, 25% of the Annual Target shall be forfeited and the credited Restricted Stock Units (75% of the Annual Target) shall vest and be settled if the Participant remains employed through the last day of the end of the final Performance Cycle.
(b)    For purposes of this Section 5, the following definitions shall apply:
(i)    “Revenue” means non-GAAP revenue as reported in the Company’s public filings.
(ii)    “Operating Margin” means non-GAAP operating margin percent as reported in the Company’s public filings.
(c)    For purposes of the foregoing definitions, (1) there shall be constant currency measurement for both Revenue compared to the prior year and Operating Margin; (1) future years’ annual performance targets will be designed to exclude future acquisitions depending on the closing date, subject to the Committee’s discretion; and (iii) the Committee shall assess the materiality of any merger or acquisition and reserves the discretion to determine the impact thereof on the applicable targets.
(d)    The Committee, at its first regular meeting following the conclusion of each Performance Cycle and the delivery to the Company of its audited financial statements for such Performance Cycle, shall determine the actual number of Restricted Stock Units that will be deemed to have been credited as of the final day of such Performance Cycle, in accordance with the Performance Criteria set forth in Exhibit B.
(e)    Notwithstanding the foregoing, as soon as practicable (but in no event later than 74 days) following the conclusion of the final (third) Performance Cycle, the Restricted Stock Units that were credited over all three Performance Cycles, if any, will vest and be settled in an equal number of shares of Stock, subject to the Participant’s continued employment with the Company.
6.    Non-Competition and Non-Solicitation. As additional consideration for the grant of this Award to the Participant, the Participant hereby agrees that he or she shall not, at anytime during his or her employment with the Company or any Subsidiary, [for non-California employees only: and for a period of one year immediately after the termination of such employment (no matter if terminated by the Participant or the Company and no matter what the reason for that termination),]

engage for any reason, directly or indirectly, whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or herself or any firm, corporation or other business organization other than the Company and its subsidiaries, in any one or more of the following activities:
(a)    the development, marketing, solicitation, or selling of any product or service that is competitive with the products or services of the Company, or products or services that the Company has under development or that are subject to active planning at any time during Participant’s employment;
(b)    the use of any of the Company’s confidential or proprietary information, copyrights, patents or trade secrets which was acquired by the Participant as an employee of the Company and its subsidiaries; or
(c)    any activity for the purpose of inducing, encouraging, or arranging for the employment or engagement by anyone other than the Company and its subsidiaries of any employee, officer, director, agent, consultant, or sales representative of the Company and its subsidiaries or attempt to engage any of them in a manner which would deprive the Company and its subsidiaries of their services or place them in a conflict of interest with the Company and its subsidiaries.
The Participant acknowledges and agrees that the activities set forth in (a)-(c) (above) are adverse to the Company’s interests, and that it would be inequitable for Participant to benefit from this Award should Participant engage in any such activities during or within one year after termination of his or her employment with the Company. The Participant may be released from his or her obligations as stated above only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company and its subsidiaries.
7.    Claw-Back of Award Proceeds. The Committee shall have the authority to unilaterally terminate this Award and/or cause some or all of the proceeds relating to this Award that have been received by the Participant to become immediately due and payable by the Participant to the Company upon the occurrence of any of the following events:
(a)    the Participant’s violation of Section 6 of this Agreement (entitled Non-Competition and Non-Solicitation);
(b)    the material restatement of the Company’s financial statements due to misconduct by the Participant;
(c)    the material restatement of the Company’s financial statements that results in the Participant receiving more compensation under the Award than the Participant would have received absent the incorrect financial statements.
The determination of whether any of the foregoing events has occurred and the extent of the application of this Section to the Participant and this Award shall be determined by the Committee in its sole discretion.
8.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award Notice shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2 of the Plan.

9.    Transferability. This Award is personal to the Participant, is non-assignable and is not transferable by Participant in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. The Stock to be issued upon the vesting of this Award to the Participant shall be issued, during the Participant’s lifetime, only to the Participant, and thereafter, only to the Participant’s beneficiary. The Participant may designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company.
10.    Section 409A.  This Award is intended as a short-term deferral, and to not be subject to any tax, penalty, or interest under, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.  This Award, this Agreement and the Plan (as to the Award) shall be construed and interpreted consistent with such intent.
11.    Tax Withholding. Any issuance of shares of Stock to a Participant shall be subject to tax withholding. The minimum tax withholding obligation shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate fair market value that would satisfy the minimum withholding amount due.
12.    No Contract for Continuing Services. Neither the Plan nor this Award Notice shall be construed as creating any contract for continued services between the Company or any of its subsidiaries and the Participant and nothing herein contained shall give the Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.
13.    Mandatory Arbitration. The Participant and the Company agree that any dispute or claim arising out of or in any way related to (i) the Participant’s employment with the Company, and/or (ii) this Agreement or any breach hereof, this Award, the Plan and/or any actions taken under the Plan, to the fullest extent permitted by law, shall be submitted to and resolved by confidential, binding arbitration by a single, neutral arbitrator. The arbitration shall be held in the county where the Company has an office at which the Participant provides services (for remote Participants, the nearest county where the Company has an office) or any other locale to which the parties jointly agree. The arbitration shall be administered by and under the auspices of JAMS in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS (which are available at www.jamsadr.com/rules-employment). Arbitrator selection and discovery shall be conducted pursuant to the JAMS Rules. The arbitrator shall issue a written award setting forth the essential findings and conclusions on which the award is based, which shall be final and binding and judgment thereon may be entered in any court of competent jurisdiction. Other than an amount equal to the fee for filing such an action in the local state court, which amount the Participant shall pay toward the costs of the arbitration, the Company shall bear the administrative, filing and forum costs of the arbitration, including the JAMS administrative fees and the arbitrator’s fees. Except as otherwise provided by law or in the arbitrator’s ruling, each party shall otherwise bear its own respective attorneys’ fees and costs of the arbitration. The Participant and the Company agree that each may bring claims against the other only in an individual capacity, and not as a plaintiff, claimant or class member in any purported class action, collective action or other representative proceeding, or otherwise seeking to represent the interests of any other person. This agreement to arbitrate shall survive any separation of the Participant’s employment. Notwithstanding the foregoing, nothing herein or otherwise shall preclude the Company from pursuing a court action for the purpose of obtaining a temporary restraining order or other injunctive relief to enforce any restrictive covenants the Participant has with or for the benefit of the Company.
14.    General Release of Claims by the Participant.
(a)As a condition of and in consideration for the promises made by the Company herein, including without limitation to provide the Award hereunder, the Participant hereby knowingly and voluntarily releases and discharges to the fullest extent permitted by law the Company and its past, present and future parents, subsidiaries, affiliates, and related entities, any and all of its or their past, present or future directors, shareholders, officers, executives, employees, and/or agents, and/or its and their respective predecessors, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all claims and causes of action whatsoever, in law or in equity, known or unknown, which the Participant ever had, has or may have against the Company and/or any or all of the other Company Releasees for, upon, or by reason of any matter whatsoever up to the date on which the Participant signs this Agreement (individually and collectively, “Claims”). The parties intend the foregoing to be a general release of any and all Claims to the fullest extent permissible by law. Notwithstanding the foregoing, nothing herein is a release by the Participant of (A) any rights or Claims with respect to accrued and vested benefits and/or previously awarded equity interests, subject in each instance to the terms and conditions of any applicable plan, grant, and/or agreement pertaining to such benefits, awards or interests and applicable law, (B) any rights or Claims arising under or to enforce this Agreement, or (C) any rights or Claims that, under applicable law, cannot lawfully be released by private agreement or otherwise.
(b)    FOR CALIFORNIA RESIDENTS ONLY: In granting the foregoing release, the Participant acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provision of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Being aware of said Code section, the Participant hereby expressly waives any rights the Participant may have thereunder, as well as under any other state or federal statutes or common law principles of similar effect.
(c)    Nothing contained in this Agreement (including the foregoing general release) limits the Participant’s ability to file a charge or complaint with any federal, state or local governmental agency, commission or regulatory entity (a “Government Agency”). If the Participant files any charge or complaint with any Government Agency, if any Government Agency pursues any charge or claim on the Participant’s behalf, or if any other third party pursues any claim or charge on the Participant’s behalf, the Participant waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, however, that nothing in this Agreement limits any right the Participant may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. The Participant represents that he/she is not aware of any unlawful conduct or violations of any federal, state or local law, rule or regulation by the Company and/or any other Company Releasees or any basis to bring a charge or complaint to any Government Agency.
15.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
16.    Severability. If any provision(s) hereof shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
17.    Counterparts. For the convenience of the parties and to facilitate execution, this document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
18.    Time to Review and Accept; Right to Revoke; Effective Date. The Participant is advised by the Company to consult with an attorney in connection with this Agreement. The Participant understands that as part of his/her agreement to release Claims against the Company and the other Company Releasees, the Participant is releasing Claims for age discrimination under the federal Age Discrimination in Employment Act (the “ADEA”). Accordingly, the Participant has the right, and acknowledges that he/she has been given the opportunity, to review and consider this Agreement for a period of twenty-one (21) days from the Participant’s receipt of this Agreement before signing it (the “Review Period”). To accept this Agreement and the Award granted hereunder, the Participant must return a signed original or signed .pdf copy of this Agreement to: [NAME, TITLE, ADDRESS; E-MAIL ADDRESS] at any time before the end of the Review Period. If the Participant signs this Agreement before the end of the Review Period, the Participant acknowledges that such decision was voluntary and that he/she had the opportunity to consider this Agreement for the full Review Period. For the period of seven (7) days from the date when the Participant signs this Agreement, the Participant has the right to revoke this Agreement by written notice to [NAME, TITLE, ADDRESS; E-MAIL ADDRESS], provided such notice is delivered so that it is received at or before the expiration of the 7-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. If timely accepted and not revoked by the Participant prior to the end of the revocation period, this Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). If not timely accepted or if (after timely signing) the Participant revokes prior to the expiration of the revocation period, this Agreement shall not become effective and the Participant will not be entitled to or receive the Award granted hereunder and/or such Award shall be rescinded.
19.    Knowing and Voluntary Agreement. By signing this Agreement, the Participant acknowledges and represents that the Participant (a) has carefully read this Agreement in its entirety; (b) is hereby advised by the Company in writing to consult with an attorney of the Participant’s choice before signing this Agreement; (c) has been afforded and has had a full and reasonable opportunity and period of time of at least 21 days to consider the terms and conditions of this Agreement; (d) fully understands the meaning and significance, and consequences, of all of the terms and conditions of this Agreement (including without limitation the general release given by the Participant in this Agreement); and (e) is signing this Agreement knowingly, voluntarily and of the Participant’s own free will and with the intent to be fully bound hereby.

ANSYS, Inc.

By:

Name: Ajei S. Gopal
Title: President and CEO

The foregoing Award is hereby accepted and the terms and conditions of this Agreement are hereby agreed to by the undersigned. Electronic acceptance of this Award pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address:
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%%CITY%-% %%STATE%-% %%ZIPCODE%-%
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INTERNATIONAL APPENDIX

Additional Terms and Conditions

Terms and Conditions

This International Appendix includes additional terms and conditions that govern the award granted to you under the Plan for your country. Certain capitalized terms used but not defined in this International Appendix have the meanings set forth in the Plan and the Agreement that relate to your award. By acceptance of the award you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan and the Agreement and the terms of any other document that may apply to you and your award.

Notifications

This International Appendix also includes information regarding issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of the date set forth above. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this International Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in your award or sell shares acquired under the Plan.

The information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. In addition, please note that the requirements may differ for residents and non-residents. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment to another country after the award was granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.

Provisions Applicable to all International Awards

Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company, its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant hereby understands that the Company, its subsidiaries and affiliates hold (but only process or transfer to the extent required or permitted by local law) certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere (including countries outside of the European Economic Area such as the United States of America), and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant hereby understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon exercise. The Participant hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan and in accordance with local law. The Participant hereby understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant hereby understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact the Participant’s local human resources representative.
Nature of Grant. In accepting the grant of Restricted Stock Units, the Participant acknowledges that:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)    the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;
(c)    all decisions with respect to future Restricted Stock Units, if any, will be at the sole discretion of the Company;

(d)    the Participant’s participation in the Plan will not create a right to further employment with the Participant’s employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship;
(e)    the Participant is voluntarily participating in the Plan;
(f)    the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment contract, if any;
(g)    the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
(h)    in the event that the Participant is not an employee of the Company, the grant of Restricted Stock Units will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of Restricted Stock Units will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;
(i)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(j)    if the Participant vests in the Restricted Stock Units and obtains Shares, the value of those Shares may increase or decrease in value;
(k)    in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or Shares acquired resulting from termination of the Participant’s employment by the Company or the Employer, and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim; and
(l)    in the event of termination of the Participant’s employment, Participant’s right to receive the Restricted Stock Units and vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed.
Country-Specific Language
Below please find country-specific language that applies to you if you are a citizen or resident of one of the following countries: Belgium, Canada, France, Germany, India, Italy, Japan, South Korea, Spain, Sweden, Switzerland, Taiwan and United Kingdom.
BELGIUM

Notifications

Tax Reporting Information. Participants are required to report any bank accounts opened and maintained outside Belgium on their annual tax return.

CANADA

Terms and Conditions

Restricted Stock Units Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or the Agreement, you understand that any Restricted Stock Units granted to you shall be paid in shares only and do not provide any right for you to receive a cash payment.

The following provision will apply to residents of Quebec:

Language Consent. The parties to the Agreement have expressly required that the Agreement and all documents and notices relating to the Agreement be drafted in English.

Les parties aux présentes ont expressément exigé que la présente convention et tous les documents et avis qui y sont afférents soient rédigés en anglais.

Notifications

Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. Participants are encouraged to seek legal advice prior to any resale of such securities. In general, Participants resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada.
Tax Reporting. The Tax Act and the regulations thereunder require a Canadian resident individual (among others) to file an information return disclosing prescribed information where, at any time in a tax year, the total cost amount of such individual’s “specified foreign property” (which includes shares) exceeds Cdn.$100,000. Participants should consult their own tax advisor regarding this reporting requirement.

FRANCE

Notifications

Exchange Control Information. If a Participant imports or exports cash (e.g., sale proceeds received under the Plan) with a value equal to or exceeding €10,000 and does not use a financial institution to do so, Participant must submit a report to the customs and excise authorities. If Participant maintains a foreign bank account, Participant is required to report such account to the French tax authorities when filing his/her annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If a Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will file the report for the Participant.

INDIA

Terms and Conditions

Repatriation of Proceeds. You understand that you must repatriate any proceeds from the sale of Shares acquired upon vesting of the Restricted Stock Units to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

Notifications

Tax Information. The amount subject to tax at vesting may partially be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

ITALY

Terms and Conditions

Data Privacy. In addition to the data privacy provision that is set forth above, by accepting the grant of Restricted Stock Units, you also consent to the following additional data privacy-related terms:

I am aware that providing the Company and my employer with Data is necessary for participation in the Plan and that my refusal to provide such Data may affect my ability to participate in the Plan. The Controller of personal data processing is Ansys, Inc., with registered offices at 2600 Ansys Drive, Canonsburg, PA 15317 and, pursuant to D.lgs 196/2003, its representative in Italy is ANSYS Italia Srl with registered offices at via G. B. Pergolesi n. 25 20124 Milano MI Italy.

I understand that I may at any time exercise the rights acknowledged by Section 7 of Legislative Decree June 30, 2003 n.196, including, but not limited to, the right to access, delete, update, request the rectification of my Data and cease, for legitimate reasons, the data processing. Furthermore, I am aware that my Data will not be used for direct marketing purposes.

Notifications

Exchange Control Information. By September 30th of each year, the Participants are required to report on their annual tax return (Form RW) any foreign investments (including proceeds from the sale of Shares acquired upon vesting) held outside of Italy if the investment may give rise to income in Italy. However, deposits and bank accounts held outside of Italy only need to be disclosed if the value of the assets exceeds €10,000 during any part of the tax year.

With respect to Shares received upon vesting of the Restricted Stock Units, the Participants must report (i) the value of the Shares at the beginning of the year or on the day the Participant acquired the Shares, whichever is later; and (ii) the value of the Shares when sold, or if the Participant still owns the Shares at the end of the year, the value of the Shares at the end of the year. The value to be reported is the fair market value of the Shares on the applicable dates mentioned above.

JAPAN

Notifications

Exchange Control Information. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares.

SOUTH KOREA

Notifications

Exchange Control Information. If you receive US$500,000 or more from the sale of underlying Shares, Korean exchange control laws require you to repatriate the proceeds to South Korea within 18 months of sale.

SPAIN

Notifications

Exchange Control Information. All acquisitions of foreign shares by Spanish residents must comply with exchange control regulations in Spain. Because of foreign investment requirements, the acquisition of Shares upon vesting of the Restricted Stock Units must be declared for statistical purposes to the Spanish Direccion General de Politica Comercial y de Inversiones Extranjeras (the “DGPCIE”). If you acquire Shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGPCIE for you. Otherwise, you must make the declaration by filing a form with the DGPCIE.

If you import the Shares acquired upon vesting of the Restricted Stock Units into Spain, you must declare the importation of the share certificates to the DGPCIE.

In addition, you must also file a declaration of the ownership of the Shares with the Directorate of Foreign Transactions each January while the shares are owned. These filings are made on standard forms furnished by the Directorate of Foreign Transactions.

When you receive any foreign currency payments (i.e., as a result of the sale of the Shares), you must inform the institution receiving the payment of the basis upon which such payment is made and provide certain specific information (e.g., name, address, and fiscal identification number; the name and corporate domicile of the company; the amount of the payment; the type of foreign currency received; the country of origin; and the reason for the payment).

Tax Reporting. If you hold assets (e.g., cash or shares in a bank or brokerage account) or rights outside Spain that exceed €50,000 per type of asset, you must file a Form 720 with the Spanish Tax Authorities by April 30th of each year.

SWITZERLAND

Notifications

Securities Law Information. The offer of the Restricted Stock Units is considered a private offering in Switzerland and is not subject to registration in Switzerland.

TAIWAN

Notifications

Exchange Control Information. Taiwan’s foreign exchange control regulations may have an impact on the grant and vesting of the Restricted Stock Units as well as the repatriation of capital gains realized from the holding or sale of the underlying Shares. Under current foreign exchange regulations, a Taiwanese resident can remit up to US $5 million (or an equivalent amount of other foreign currencies) per year into or out of Taiwan without prior approval from the Taiwan Central Bank.

If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, you must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Terms and Conditions

Purpose. This section is to modify those provisions of the Plan in order for awards made under the Plan, and communications concerning those awards, to be exempt from provisions of the United Kingdom Financial Services and Markets Act 2000 (the "FSMA").

Application. These provisions shall be used solely to grant awards to employees of the Company or any member of the same group as the Company resident and providing services in the United Kingdom. (The term "group" in relation to the Company shall bear the meaning given to such term in section 421 of the FSMA.)
Restricted Delivery of Awards. Payments of benefits under these provisions shall be made only in Shares or such other securities of the Company that may arise from such Shares under the adjustment provisions of the Plan. For the avoidance of doubt, and without limitation, no cash settlement of awards (including dividends or dividend equivalent payments in cash) shall be permissible.
Exercise of Restricted Stock Units/Vesting of Awards. The Administrator may specify, in its discretion, any other conditions of exercise and/or vesting of awards that will be specified in the award agreement.
Restricted Transfer of Rights. The persons to whom rights under awards may be assigned or transferred, whether by will or the laws of descent and distribution or any transferability of awards shall be limited to a Participant's children and step-children under the age of eighteen, spouses and surviving spouses and civil partners and civil partners (within the meaning of the United Kingdom Civil Partnerships Act 2004) and surviving partners.
Tax. All awards will be subject to tax withholding and all references to "tax" shall be read and construed as including, without limitation, United Kingdom income tax and primary class 1 (employee's) national insurance contributions that the Participant's employer is liable to account for and, if so agreed between the Company and the Participant, secondary class 1 (employer's) national insurance contributions that the Participant's employer is liable to account for.